Exhibit 99.1

Syntec Optics Holdings, Inc. Received Nasdaq Delinquency Notice on Late Filing of its Form 10-Q

ROCHESTER, NY, UNITED STATES, June 2, 2025 — Syntec Optics Holdings, Inc. (“Syntec Optics” or the “Company”), a leading provider of technology to defense, biomedical, communications, and consumer industry leaders, announced today it received a notice of non-compliance from Nasdaq Stock Market LLC (“Nasdaq”) on May 28, 2025 notifying the Company that, as a result of the Company’s failure to timely file its Form 10-Q for the period ended March 31, 2025, and because the Company remains delinquent in filing its Form 10-K for the period ended December 31, 2024, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), which requires listed companies to timely file all periodic financial reports with the U.S. Securities and Exchange Commission (the “SEC”).

The Letter states that the Company now has until June 16, 2025, to submit a plan to regain compliance. If NASDAQ accepts the plan, they can grant an exception of up to 180 calendar days from the Filing’s due date, or until October 13, 2025, to regain compliance.

The Company’s management is working diligently to complete the Form 10-Q and intends to file it as soon as practicable to regain compliance with the Nasdaq Listing Rule.

About Syntec Optics

Syntec Optics Holdings, Inc., headquartered in Rochester, NY, is one of the largest custom and diverse end-market optics and photonics manufacturers in the United States. Operating for over two decades, Syntec Optics runs a state-of-the-art facility with extensive core capabilities of various optics manufacturing processes, both horizontally and vertically integrated, to provide a competitive advantage for mission-critical OEMs. Syntec Optics recently launched new products, including Low Earth Orbit (LEO) satellite optics, lightweight night vision goggle optics, biomedical equipment optics, and precision microlens arrays. To learn more, visit www.syntecoptics.com.

For further information, please contact:

Investor Relations

Syntec Optics Holdings, Inc.

InvestorRelations@syntecoptics.com